AMENDMENT TO THE
ETF SERIES SOLUTIONS
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of the 27th day of April, 2017, to the Transfer Agent Servicing Agreement, dated as of May 16, 2012, as amended (the “Agreement”), is entered into by and between ETF SERIES SOLUTIONS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds and fees; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of ETF Series Solutions:

Exhibit Q, the ClearShares OCIO ETF, is hereby added and attached hereto.

This amendment will become effective upon the commencement of operations of the ClearShares OCIO ETF.  Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF SERIES SOLUTIONS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael D. Barolsky	By: /s/ Michael L. Ceccato
Name: Michael D. Barolsky	Name: Michael L. Ceccato
Title: Secretary	Title: Senior Vice President

Exhibit Q to the ETF Series Solutions Transfer Agent Servicing Agreement

Base Fee for Accounting, Administration, and Transfer Agent Services at April, 2017
Fund Start-up & Registration Services Project Fee Schedule
Legal Administration Service Proposal – In support of external legal counsel
(Subject to services provided; if applicable)
$[  ],000 per project – one fund
$[  ],000 per project – two funds
$[  ],000 per project – three funds
$[  ],000 per project – four funds
Negotiated Fee – five funds and above

Additional fee of $[  ] per sub-advisor for 2 or more sub-advisors

Note: External legal costs are included in the above fee, unless otherwise stated, for the first fund(s) launched by advisor. Additional reviews by Trust counsel for extraordinary circumstances are billed at cost.
Additional Legal Administration Services
▪	Subsequent new fund launch – $[ ] per fund or as negotiated
Drafting SEC Exemptive Order Application
▪	Actively-managed ETF $[ ]
▪	Passively-managed ETF $[ ]

Miscellaneous expenses, including but not limited to:
▪	Postage, if necessary
▪	Federal and state regulatory filing fees
▪	Expenses from Board of Trustee meetings
▪	Third party auditing
▪	EDGAR/XBRL filing
All other Miscellaneous expenses

2

U.S. Bancorp Fund Services, LLC

Base Fee for Accounting, Administration, and Transfer Agent Services
The following reflects the greater of the basis point fee or annual minimum1 for ClearShares LLC advised series of ETF Series Solutions.2

Annual Minimum per Fund	Basis Points on Trust AUM
Funds 1-5 $[ ]	First $250m [ ] bps
Funds 6-10 $[ ]	Next $250m [ ] bps
Funds 11-15 $[ ]	Next $500m [ ] bps
Funds 16+ $[ ]	Balance [ ] bps

See APPENDIX A for Services and Associated Fees in addition to the Base Fee
See APPENDIX B for OPTIONAL Supplemental Services and Associated Fees

1 Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on percent on AUM.

2 Subject to annual CPI increase - All Urban Consumers - U.S. City Average. Fees are calculated pro rata and billed monthly

3

U.S. Bancorp Fund Services, LLC

APPENDIX A
Accounting, Administration, TA Services in addition to the Base Fee1
Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)
▪	$[ ] - Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards
▪	$[ ]- Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed
▪	$[ ]- CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	$[ ]- Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$[ ] - Bank Loans
▪	$[ ]- Swaptions
▪	$[ ]- Credit Default Swaps
▪	$[ ]per Month Manual Security Pricing (>25 per day)

NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Corporate Action Services
Fee for IDC data used to monitor corporate actions
▪	$[ ]per Foreign Equity Security per Month
▪	$[ ]per Domestic Equity Security per Month
▪	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month
ESS Chief Compliance Officer Annual Fee (subject to board approval)
▪	$[ ]for the first fund
▪	$[ ]for each additional fund
▪	$[ ]per sub-advisor per fund
Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
▪	$[ ] per security per month
Section 15(c) Reporting
Add the following for fund administration services and data charges necessary to compile SEC required “peer reporting” information.
▪	$[ ] per fund per report
Ongoing Annual Legal Administration Services
Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements: (Final Fee(s) subject to USBFS legal team review and approval)
▪	$[ ]first fund
▪	$[ ]each additional fund up to 5 funds
Fees negotiated for funds 6+

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor and sub-advisor facilities.

1 Fees are calculated pro rata and billed monthly

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APPENDIX B
OPTIONAL Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance
Outbound Calling & Marketing Campaigns
▪	Cost based on project requirements

Advisor’s Signature below acknowledges approval of the four (4) pages of fee schedules on this Exhibit Q.

ClearShares LLC

By: /s/ Tom Deegan

Printed Name: Tom Deegan

Title: Principal Date: 5/12/17

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